EXHIBIT 99.1

Helen of Troy Limited Reports First Quarter Fiscal 2018 Results

•                  Delivers Consolidated Net Sales Revenue Growth of 3.4%; Core Business Increase of 2.2%

•                  Delivers GAAP Diluted Earnings Per Share (EPS) of $0.22; Non-GAAP Adjusted Diluted EPS of $1.37

•                  Fiscal 2018 GAAP Diluted EPS Outlook of $4.54 to $4.87

•                  Reiterates non-GAAP Adjusted Diluted EPS Outlook of $6.50 to $6.90

•                  Reiterates Fiscal 2018 Outlook of Consolidated Net Sales of $1.56 to $1.60 billion; Growth of 1.5% to 4.1%

El Paso, Texas, July 10, 2017 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended May 31, 2017.

Executive Summary

•                  Consolidated net sales revenue increase of 3.4% driven by a core business increase of 2.2% and growth from acquisitions of 1.8%, partially offset by a decline of 0.6% from foreign currency fluctuations

•                  Consolidated gross profit margin decrease of 0.3 percentage points

•                  Consolidated SG&A as a percentage of sales improvement of 0.7 percentage points

•                  Pre-tax non-cash asset impairment charges of $36.0 million, compared to $7.4 million in the same period last year

•                  GAAP operating loss of $3.2 million, or (0.9)% of net sales, compared to operating income of $22.9 million, or 6.6% of net sales in the same period last year

•                  Non-GAAP adjusted operating income of $42.6 million, or 11.9% of net sales, compared to $44.6 million, or 12.8% of net sales in the same period last year

•                  Cash flow from operations of $41.7 million

•                  GAAP diluted EPS of $0.22 compared to $0.68 in the same period last year

•                  Non-GAAP adjusted diluted EPS of $1.37 compared to $1.27 in the same period last year

Julien R. Mininberg, Chief Executive Officer, stated: “We are pleased to report a solid start to our current fiscal year. Strong focus on our strategic choices delivered net sales revenue growth of 3.4% and adjusted diluted EPS growth of 7.9%. Core business net sales for our leadership brands increased over 8% in the quarter, driven by incremental growth investments, successful new product introductions, online channel growth of over 30%, incremental distribution, and growth in international sales. The quarter was led by our Housewares segment, which increased sales by 16.3%, including growth in both Hydro Flask and OXO. Health & Home grew core business net sales by 3.4% and improved its profitability. In Beauty, core business net sales declined 1.4%, which was better than our expectations, as product innovation contributed to market share growth in the U.S. retail appliance category. In Nutritional Supplements, while quarterly revenue was down 12% due primarily to the transition to new systems, we believe we are now past the majority of the system transition challenges and are encouraged by the progress we are seeing from our omni-channel strategy. We are seeing consistent improvement in many underlying leading indicators since February such as a growing active buyer file, rising reactivation purchases and climbing average daily sales.”

Mr. Mininberg continued: “We are pleased with our profit progress for the quarter and believe we remain on track to achieve our full year outlook. Our top line growth drove operating leverage which, combined with tax benefits, more than offset a slight decline in gross profit margin. Our business continues to generate solid adjusted diluted EPS growth, even as we have made incremental investments in product development, marketing and brand building to support growth in the longer-term.”

	Three Months Ended May 31, 2017
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
First quarter fiscal 2017 sales revenue, net	$84,603	$146,355	$35,940	$81,040	$347,938
Core business	8,165	5,017	(4,321)	(1,117)	7,744
Impact of foreign currency	(488)	(1,106)	—	(631)	(2,225)
Acquisitions	6,148	—	—	—	6,148
Change in sales revenue, net	13,825	3,911	(4,321)	(1,748)	11,667
First quarter fiscal 2018 sales revenue, net	$98,428	$150,266	$31,619	$79,292	$359,605

Total net sales revenue growth	16.3%	2.7%	(12.0)%	(2.2)%	3.4%
Core business	9.7%	3.4%	(12.0)%	(1.4)%	2.2%
Impact of foreign currency	(0.6)%	(0.8)%	0.0%	(0.8)%	(0.6)%
Acquisitions	7.3%	0.0%	0.0%	0.0%	1.8%

Operating margin (GAAP)
First quarter fiscal 2018	18.4%	9.7%	(109.4)%	(1.6)%	(0.9)%
First quarter fiscal 2017	18.3%	6.6%	(14.7)%	3.8%	6.6%
Adjusted operating margin (non-GAAP)
First quarter fiscal 2018	20.1%	12.3%	(1.8)%	6.3%	11.9%
First quarter fiscal 2017	20.3%	11.3%	6.5%	10.5%	12.8%

Consolidated Operating Results - First Quarter Fiscal 2018 Compared to First Quarter Fiscal 2017

•                  Consolidated net sales revenue increased 3.4% to $359.6 million compared to $347.9 million, reflecting an increase in core business net sales revenue of 2.2% and growth from acquisitions of 1.8%, partially offset by a decline of 0.6% from foreign currency fluctuations. The core business increase includes the contribution from new product introductions, strong online channel growth, incremental distribution, and growth in international sales, partially offset by a decline in the Nutritional Supplements segment of 12.0%, a decrease in the personal care category within Beauty, and the impact of lower store traffic and soft consumer spending at traditional brick and mortar retail.

•                  Consolidated gross profit margin decreased 0.3 percentage points to 43.5% compared to 43.8%. The decline in consolidated gross profit margin is primarily due to higher promotional spending with customers and the unfavorable impact of foreign currency fluctuations.

•                  Consolidated SG&A improved by 0.7 percentage points to 34.4% of net sales compared to 35.1%. The improvement is primarily due to: (i) the favorable comparative impact of a $1.5 million patent litigation charge in the same period last year; (ii) lower share-based compensation expense; (iii) lower license royalty expense; and (iv) improved distribution and logistics efficiency and lower outbound freight costs. These factors were partially offset by higher overall marketing, advertising and new product development expense in support of the Company’s leadership brands.

•                  GAAP operating loss was $3.2 million, or (0.9)% of net sales, compared to operating income of $22.9 million, or 6.6% of net sales in the same period last year. Operating income (loss) includes pre-tax non-cash impairment charges of $36.0 million compared to $7.4 million recorded in the same period last year.

•                  Income taxes provided a benefit of $12.8 million, compared to tax expense of $0.4 million for the same period last year. Income taxes for the three months ended May 31, 2017 include $12.9 million in tax benefits from asset impairment charges, a $2.5 million benefit from the recognition of excess tax benefits from share-based compensation settlements and exercises and a $0.6 million benefit from the lapse of the statute of limitations related to an uncertain tax position. Income taxes for the three months ended May 31, 2016 include a $1.1 million tax benefit from the recognition of excess tax benefits from share-based compensation settlements and exercises and a $1.4 million benefit from the resolution of an uncertain tax position.

•                  Net income was $5.9 million, or $0.22 per diluted share on 27.2 million weighted average diluted shares outstanding, compared to $19.0 million, or $0.68 per diluted share on 28.1 million weighted average diluted shares outstanding. Net income includes after-tax non-cash asset impairment charges of $23.1 million for the three months ended May 31, 2017, compared to $5.1 million for the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, non-cash share based compensation, and patent litigation charges, as applicable) was $46.9 million compared to $48.4 million.

On an adjusted basis for the first quarters of fiscal 2018 and 2017, excluding non-cash asset impairment charges, non-cash share based compensation, non-cash amortization of intangible assets, and patent litigation charges, as applicable:

•                  Adjusted operating income was $42.6 million, or 11.9% of net sales, compared to $44.6 million, or 12.8% of net sales, primarily reflecting: (i) lower operating leverage in the Nutritional Supplements and Beauty segments; (ii) higher marketing, advertising and new product development expense in support of the Company’s leadership brands; and (iii) the unfavorable impact from foreign currency fluctuations. These factors were partially offset by: (i) a higher mix of Housewares sales at a higher operating margin; (ii) lower license royalty expense; and (iii) improved distribution and logistics efficiency and lower outbound freight costs.

•                  Adjusted income increased to $37.4 million, or $1.37 per diluted share, compared to $35.9 million, or $1.27 per diluted share, primarily reflecting favorable tax expense and lower diluted shares outstanding year-over-year.

Segment Operating Results - First Quarter Fiscal 2018 Compared to First Quarter Fiscal 2017

Housewares net sales increased by 16.3% driven by a 9.7% increase in core business net sales revenue, and a 7.3% contribution from acquisitions. The core business increase reflects growth for both Hydro Flask and OXO brands, with strong online channel sales, growth in bath, infant, and kitchen organization categories, and expanded international distribution, partially offset by lower promotional programs in the club channel, and a reduction in the kitchen electrics product line offerings. Segment growth from acquisitions represents an incremental half-month of operating results from Hydro Flask compared to the same period last year. Segment net sales were negatively impacted by approximately 0.6% from foreign currency fluctuations. GAAP operating margin was 18.4% compared to 18.3%. Adjusted operating margin decreased 0.2 percentage points primarily due to higher marketing, advertising and new product development expense, and the unfavorable impact of foreign currency fluctuations.

Health & Home core business net sales increased 3.4% reflecting incremental distribution and shelf space gains with existing customers, as well as growth in international sales. Growth was partially offset by lower sales in certain categories due to unseasonal weather, and the unfavorable impact of net foreign currency fluctuations of approximately 0.8%. GAAP operating margin was 9.7% compared to 6.6%. Adjusted operating margin increased 1.0 percentage point reflecting improved operating leverage, lower royalty expense, improved distribution and logistics efficiency and lower outbound freight costs, and lower legal fee expense. The increase was partially offset by an increase in new product development expense and the unfavorable impact of foreign currency fluctuations.

Beauty core business net sales decreased 1.4% primarily reflecting declines in the personal care category due to competitive conditions, partially offset by solid growth in professional appliance sales, particularly in the online channel. GAAP operating margin was (1.6%) compared to 3.8%. GAAP operating margin includes an asset impairment charge of 5.0% of net sales compared to 3.0% in the same period last year. Adjusted operating margin declined 4.2 percentage points reflecting the net sales decline in personal care and its unfavorable impact on sales mix and operating leverage, higher marketing and advertising expense, and the unfavorable impact of foreign currency fluctuations.

Nutritional Supplements core business net sales decreased 12.0%, reflecting a decline in auto delivery revenues resulting primarily from the transition to new order management and customer relationship management systems, partially offset by increases in direct mail, online and brick and mortar sales. The segment’s operating loss was $34.6 million compared to $5.3 million in the same period last year. The Company recorded pre-tax non-cash asset impairment charges of $32.0 million compared to $5.0 million in the same period last year. Segment adjusted operating loss was $0.6 million compared to adjusted operating income of $2.3 million in the same period last year.  The decrease in adjusted operating income is primarily due to the net sales decline and its unfavorable impact on operating leverage, and higher promotion, advertising and customer acquisition costs, partially offset by lower personnel expense. The Company continues to evaluate strategic alternatives for this segment, which could include divestiture, investments in online interface and e-commerce platforms, restructuring or realignment programs, and consolidating operations and functions. The Company believes that these alternatives are designed to enhance revenue growth and profitability over the long term; however, in the short term, certain of these alternatives may result in other charges or losses.

Balance Sheet Highlights - First Quarter Fiscal 2018 Compared to First Quarter Fiscal 2017

•                  Cash and cash equivalents totaled $16.5 million, compared to $23.1 million

•                  Total short- and long-term debt was $453.8 million, compared to $587.5 million, a net decrease of $133.7 million

•                  Accounts receivable turnover was 54.4 days, compared to 54.1 days

•                  Inventory was $312.0 million, compared to $319.2 million; inventory turnover was 2.8 times in both periods

Fiscal 2018 Annual Outlook

For fiscal 2018, the Company continues to expect consolidated net sales revenue in the range of $1.56 to $1.60 billion, which implies consolidated sales growth of 1.5% to 4.1%. The Company’s net sales outlook assumes that June 2017 foreign currency exchange rates will remain constant for the remainder of the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $3 million, or 0.2 percentage points, and that the severity of the cough/cold/flu season will be in line with long-term historical averages. Finally, the Company’s net sales outlook reflects the following expectations by segment:

•                  Housewares net sales growth of 11% to 13%;

•                  Health & Home net sales growth in the mid-single digits;

•                  Beauty net sales decline in the mid-single digits; and

•                  Nutritional Supplements net sales in line with fiscal 2017.

The Company expects consolidated GAAP diluted EPS of $4.54 to $4.87 and adjusted diluted EPS (non-GAAP) in the range of $6.50 to $6.90, which excludes after-tax asset impairment charges, share-based compensation expense and intangible asset amortization expense. The Company’s diluted EPS outlook assumes that June 2017 foreign currency exchange rates will remain constant for the remainder of the fiscal year, which is expected to negatively impact the year-over-year comparison by approximately $0.07 per diluted share.

Consistent with the Company’s strategies of investing in core business growth and consumer centric innovation, its outlook includes approximately $0.90 per share year-over-year in incremental after-tax growth investments expanding digital marketing, advertising, new product development and e-commerce, primarily behind the Company’s leadership brands. The diluted EPS outlook is based on an estimated weighted average diluted shares outstanding of 27.4 million and an expected effective tax rate of 10% to 12% for the remainder of fiscal year 2018. The likelihood and potential impact of any fiscal 2018 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release. The teleconference begins at 9:00 am Eastern Time today, Monday, July 10, 2017. Investors and analysts interested in participating in the call are invited to dial (877) 681-3372 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on July 10, 2017 until 11:59 p.m. Eastern Time on July 17, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 9988726. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, OXO Tot®, Hydro Flask®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams®, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2017 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our relationships with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding our recent and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with new government regulations covering vitamins, minerals and supplements, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, and laws relating to environmental policy, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:

Helen of Troy Limited

Anne Rakunas, Director, External Communications

(915) 225-4841

ICR, Inc.

Allison Malkin

(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended May 31,
	2017		2016
Sales revenue, net	$359,605	100.0%	$347,938	100.0%
Cost of goods sold	203,156	56.5%	195,511	56.2%
Gross profit	156,449	43.5%	152,427	43.8%

Selling, general, and administrative expense (“SG&A”)	123,683	34.4%	122,129	35.1%
Asset impairment charges	36,000	10.0%	7,400	2.1%
Operating income (loss)	(3,234)	(0.9)%	22,898	6.6%

Nonoperating income, net	166	—%	149	—%
Interest expense	(3,839)	(1.1)%	(3,651)	(1.0)%
Income (loss) before income taxes	(6,907)	(1.9)%	19,396	5.6%

Income tax expense (benefit)	(12,775)	(3.6)%	370	0.1%
Net income	$5,868	1.6%	$19,026	5.5%

Diluted EPS	$0.22		$0.68

Weighted average shares of common stock used in computing diluted EPS	27,245		28,147

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment
(Unaudited)
(in thousands)

	Three Months Ended May 31,				% of Sales Revenue, net
	2017	2016	$ Change	% Change	2017	2016
Sales revenue by segment, net
Housewares	$98,428	$84,603	$13,825	16.3%	27.4%	24.3%
Health & Home	150,266	146,355	3,911	2.7%	41.8%	42.1%
Nutritional Supplements	31,619	35,940	(4,321)	(12.0)%	8.8%	10.3%
Beauty	79,292	81,040	(1,748)	(2.2)%	22.0%	23.3%
Total sales revenue, net	$359,605	$347,938	$11,667	3.4%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated and Segment Net Sales

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2017
	Housewares (a)	Health & Home	Nutritional Supplements	Beauty	Total
First quarter fiscal 2017 sales revenues, net	$84,603	$146,355	$35,940	$81,040	$347,938
Core business	8,165	5,017	(4,321)	(1,117)	7,744
Impact of foreign currency	(488)	(1,106)	—	(631)	(2,225)
Acquisitions	6,148	—	—	—	6,148
Change in sales revenue, net	13,825	3,911	(4,321)	(1,748)	11,667
First quarter fiscal 2018 sales revenues, net	$98,428	$150,266	$31,619	$79,292	$359,605

Total net sales revenue growth	16.3%	2.7%	(12.0)%	(2.2)%	3.4%
Core business	9.7%	3.4%	(12.0)%	(1.4)%	2.2%
Impact of foreign currency	(0.6)%	(0.8)%	0.0%	(0.8)%	(0.6)%
Acquisitions	7.3%	0.0%	0.0%	0.0%	1.8%

Operating margin (GAAP)
First quarter fiscal 2018	18.4%	9.7%	(109.4)%	(1.6)%	(0.9)%
First quarter fiscal 2017	18.3%	6.6%	(14.7)%	3.8%	6.6%
Adjusted operating margin (non-GAAP)
First quarter fiscal 2018	20.1%	12.3%	(1.8)%	6.3%	11.9%
First quarter fiscal 2017	20.3%	11.3%	6.5%	10.5%	12.8%

(a)         Includes approximately one-half month of incremental operating results from Hydro Flask, which was acquired on March 18, 2016.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	May 31,
	2017	2016
Balance Sheet:
Cash and cash equivalents	$16,508	$23,115
Receivables, net	207,795	204,544
Inventory, net	312,025	319,249
Total assets, current	551,144	560,409
Total assets	1,774,683	1,841,516
Total liabilities, current	290,798	277,386
Total long-term liabilities	459,446	607,659
Total debt	453,841	587,491
Stockholders’ equity	1,024,439	956,471

Liquidity:
Working capital	$260,346	$283,023

	Three Months Ended May 31,
	2017	2016
Cash Flow:
Depreciation and amortization	$10,797	$10,956
Net cash provided by operating activities	41,743	41,736
Capital and intangible asset expenditures	13,027	5,154
Payments to acquire businesses, net of cash received	—	209,258
Net amounts repaid	(32,100)	(32,700)

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income (Loss)
to Adjusted Operating Income (non-GAAP) (1)

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2017
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$18,106	18.4%	$14,560	9.7%	$(34,599)	(109.4)%	$(1,301)	(1.6)%	$(3,234)	(0.9)%
Asset impairment charges (2)	—	—%	—	—%	32,000	101.2%	4,000	5.0%	36,000	10.0%
Subtotal	18,106	18.4%	14,560	9.7%	(2,599)	(8.2)%	2,699	3.4%	32,766	9.1%
Amortization of intangible assets (4)	644	0.7%	2,786	1.9%	1,838	5.8%	1,417	1.8%	6,685	1.9%
Non-cash share-based compensation (5)	1,024	1.0%	1,080	0.7%	181	0.6%	906	1.1%	3,191	0.9%
Adjusted operating income (loss) (non-GAAP)	$19,774	20.1%	$18,426	12.3%	$(580)	(1.8)%	$5,022	6.3%	$42,642	11.9%

	Three Months Ended May 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income (loss), as reported (GAAP)	$15,500	18.3%	$9,604	6.6%	$(5,272)	(14.7)%	$3,066	3.8%	$22,898	6.6%
Asset impairment charges (2)	—	—%	—	—%	5,000	13.9%	2,400	3.0%	7,400	2.1%
Patent litigation charge (3)	—	—%	1,468	1.0%	—	—%	—	—%	1,468	0.4%
Subtotal	15,500	18.3%	11,072	7.6%	(272)	(0.8)%	5,466	6.7%	31,766	9.1%
Amortization of intangible assets (4)	657	0.8%	3,538	2.4%	1,571	4.4%	1,438	1.8%	7,204	2.1%
Non-cash share-based compensation (5)	1,028	1.2%	1,910	1.3%	1,032	2.9%	1,644	2.0%	5,614	1.6%
Adjusted operating income (non-GAAP)	$17,185	20.3%	$16,520	11.3%	$2,331	6.5%	$8,548	10.5%	$44,584	12.8%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1)

(Unaudited)

(in thousands)

		Three Months Ended May 31,
		2017	2016
	Net income (GAAP)	$5,868	$19,026

	Interest expense, net	3,786	3,608

	Income tax expense (benefit)	(12,775)	370

	Depreciation and amortization, excluding amortized interest	10,797	10,956

	EBITDA (non-GAAP)	7,676	33,960

Add:	Non-cash asset impairment charges (2)	36,000	7,400

	Patent litigation charge (3)	—	1,468

	Non-cash share-based compensation (4)	3,191	5,614

	Adjusted EBITDA (non-GAAP)	$46,867	$48,442

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1)

(Unaudited)

(in thousands)

		Three Months Ended May 31, 2017
		Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (loss) (GAAP)		$18,106	$14,560	$(34,599)	$(1,301)	$(3,234)

Depreciation and amortization, excluding amortized interest		1,427	4,138	2,456	2,776	10,797

Nonoperating income, net		—	—	—	113	113

EBITDA (non-GAAP)		19,533	18,698	(32,143)	1,588	7,676

Add:	Non-cash asset impairment charges (2)	—	—	32,000	4,000	36,000

	Non-cash share-based compensation (4)	1,024	1,080	181	906	3,191

Adjusted EBITDA (non-GAAP)		$20,557	$19,778	$38	$6,494	$46,867

		Three Months Ended May 31, 2016
		Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income (loss) (GAAP)		$15,500	$9,604	$(5,272)	$3,066	$22,898

Depreciation and amortization, excluding amortized interest		1,329	5,233	1,960	2,434	10,956

Nonoperating income, net		—	—	—	106	106

EBITDA (non-GAAP)		16,829	14,837	(3,312)	5,606	33,960

Add:	Non-cash asset impairment charges (2)	—	—	5,000	2,400	7,400

	Patent litigation charge (3)	—	1,468	—	—	1,468

	Non-cash share-based compensation (4)	1,028	1,910	1,032	1,644	5,614

Adjusted EBITDA (non-GAAP)		$17,857	$18,215	$2,720	$9,650	$48,442

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (6)

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended May 31,		Basic EPS		Diluted EPS
	2017	2016	2017	2016	2017	2016
Net income as reported (GAAP)	$5,868	$19,026	$0.22	$0.69	$0.22	$0.68
Asset impairment charges, net of tax (2)	23,128	5,097	0.85	0.18	0.85	0.18
Patent litigation charge, net of tax (3)	—	1,464	—	0.05	—	0.05
Subtotal	28,996	25,587	1.07	0.92	1.06	0.91
Amortization of intangible assets, net of tax (4)	5,742	6,202	0.21	0.22	0.21	0.22
Non-cash share-based compensation, net of tax (5)	2,701	4,093	0.10	0.15	0.10	0.15
Adjusted income (non-GAAP)	$37,439	$35,882	$1.38	$1.29	$1.37	$1.27

Weighted average shares of common stock used in computing basic and diluted EPS			27,076	27,773	27,245	28,147

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2018 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (6) (7)

(Unaudited)

	Fiscal Year Ended February 28, 2018
	Three Months Ended May 31, 2017	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$0.22	$4.32	-	$4.65	$4.54	-	$4.87
Asset impairment charges, net of tax (2)	0.85	—	-	—	0.85	-	0.85
Subtotal	1.06	4.32	-	4.65	5.38	-	5.71
Amortization of intangible assets, net of tax (4)	0.21	0.58	-	0.60	0.79	-	0.81
Non-cash share-based compensation, net of tax (5)	0.10	0.23	-	0.28	0.33	-	0.38
Adjusted diluted EPS (non-GAAP)	$1.37	$5.13	-	$5.53	$6.50	-	$6.90

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. We believe that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of such charges on net income and earnings per share. We also believe that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. We further believe that including the excluded charges would not accurately reflect the underlying performance of the Company’s continuing operations for the period in which the charges are incurred, even though such charges may be incurred and reflected in the Company’s GAAP financial results in the near future.  Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of non-cash asset impairment charges of $36.0 million ($23.1 million after tax) and $7.4 million ($5.1 million after tax) for the three months ended May 31, 2017 and 2016, respectively.

(3)         Adjustments consist of patent litigation charges of $1.5 million (before and after tax) recorded during the three months ended May 31, 2016.

(4)         Adjustments consist of non-cash intangible asset amortization expense of $6.7 million ($5.7 million after tax) and $7.2 million ($6.2 million after tax) for the three months ended May 31, 2017 and 2016, respectively.

(5)         Adjustments consist of non-cash share-based compensation expense of $3.2 million ($2.7 million after tax) and $5.6 million ($4.1 million after tax) for the three months ended May 31, 2017 and 2016, respectively.

(6)         Total tax effects of adjustments described in Notes 2 through 5, for each of the periods presented:

	Three Months Ended May 31,
(In thousands)	2017	2016
Asset impairment charges (2)	$(12,872)	$(2,303)
Patent litigation charge (3)	—	(4)
Amortization of intangible assets (4)	(943)	(1,002)
Non-cash share-based compensation (5)	(490)	(1,521)
Total	$(14,305)	$(4,830)

(7)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 27.4 million for fiscal year 2018.